UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2013
Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611

(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Richard E. Gillette's employment with Accretive Health, Inc. (the “Company”) was terminated on June 21, 2013, effective as of June 28, 2013 (the “Separation Date”), in connection with the reorganization described in the Company's Current Report on Form 8-K filed on June 26, 2013.

In connection with his termination, the Company and Mr. Gillette entered into a Severance Agreement and Release of Claims on June 28, 2013 (the “Separation Agreement”). In return for his execution of the Separation Agreement, Mr. Gillette will be entitled to the following post-employment compensation and benefits:

•
Up to six month's post-employment compensation at his base salary, currently $412,000, through December 27, 2013, which payments will terminate upon his acceptance of full time employment with a new employer;

•
Continued medical benefits for up to six months, entirely subsidized by the Company, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, for the period ending on December 27, 2013, which subsidy will terminate upon his acceptance of full time employment with a new employer; and

•
Mr. Gillette's exercise rights with respect to his stock options that have vested as of the Separation Date will be extended through the later of (i) December 31, 2013 and (ii) the sixtieth day following the Company's filing of its annual report on Form 10-K for the fiscal year 2012, but in either case, no later than the expiration of such options in accordance with their terms.

The Separation Agreement contains a customary general release of claims by Mr. Gillette in favor of the Company and its affiliates. In addition, the agreement incorporates by reference all confidentiality, non-disclosure and proprietary interests agreements executed by Mr. Gillette during his tenure of employment with the Company. Mr. Gillette is also subject to confidentiality restrictions applicable before and after the Separation Date period that protect the Company's proprietary information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.
Date:	July 3, 2013	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer